April 4, 2006

     Mail Stop 4561

By U.S. Mail and facsimile to (214) 756-6979

Mr. Brian O. Casey
President and Chief Executive Officer
Westwood Holdings Group, Inc.
200 Crescent Court, Suite 1200
Dallas, TX  75201

Re:	Westwood Holdings Group, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2005
	Filed February 24, 2006
	File No. 1-31234

Dear Mr. Casey:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



	                        					John P. Nolan
								Accounting Branch Chief